Exhibit 4.2
                                                                 -----------

                               AMENDMENT NO. 10
                        TO THE FORT HOWARD CORPORATION
                        PROFIT SHARING RETIREMENT PLAN
                        ------------------------------


      WHEREAS, Section 10.09 of the Fort Howard Corporation Profit Sharing Retirement Plan, as amended and restated effective as of January 1, 1985 (the "Plan"), provides that the Plan may be amended by Fort Howard Corporation (the "Company") in accordance with the terms of such Section; and

      WHEREAS, the Company desires to amend the Plan;

      NOW, THEREFORE, Section 10.09 of the Plan is hereby amended, effective as of the date below, by adding the following paragraph at the end of that
Section:

            "The INVESTMENT ADVISORY BOARD shall have the power to amend the PLAN and/or the TRUST; provided that, notwithstanding the foregoing, the INVESTMENT ADVISORY BOARD shall not have the power to adopt any PLAN or TRUST amendment, or take any other action, that would result in:

           (a) a substantial increase in the cost of funding or administering the PLAN, unless the INVESTMENT ADVISORY BOARD reasonably believes that such amendment or action is necessary to maintain compliance of the PLAN or TRUST with ERISA, or any other applicable law, or to maintain the PLAN's or TRUST's qualification under, or compliance with, provisions of the CODE, as from time to time in effect;

           (b) Disqualification, termination or partial termination of the PLAN or loss of tax-exempt status of the TRUST;

           (c) The appointment or removal of the TRUSTEE or PLAN ADMINISTRATOR;

           (d) A change in the structure, or a material change in the powers, duties or responsibilities, of the INVESTMENT ADVISORY BOARD, or a change in the indemnification of any fiduciary of the PLAN or TRUST; or

           (e)  A change in the power, duties or
                responsibilities of the Board of Directors of the COMPANY under the PLAN;








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                unless such amendment or action is approved or
                ratified by the Board of Directors of the COMPANY."



      Executed this 21st day of September, 1995.


                                   FORT HOWARD CORPORATION



                                   By: /s/Donald H. DeMeuse
                                       --------------------------------

                                   Title: Chairman and Chief Executive Officer